Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS FIRST QUARTER 2008 EARNINGS

Earnings Increase 32% to a New First Quarter Record

DENVER, COLORADO, March 6, 2008—CREDO Petroleum Corporation (NASDAQ:  CRED) today reported record first quarter financial results.

For the first fiscal quarter ended January 31, 2008, net income climbed 32% to $1,801,000 compared to $1,364,000 last year.  On a per diluted share basis, net income was $.19 compared to $.15 last year.  Revenue rose 13% to $4,575,000 for the first quarter compared to $4,055,000 last year.  Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) grew 18% to $3,391,000 compared to $2,864,000 last year, and working capital increased 34% to $12,643,000 compared to $9,451,000 last year.

OIL PRODUCTION VOLUMES RISE

WHILE NATURAL GAS VOLUMES DECLINE

Oil production set a new record, growing 31% during the first quarter, on the heels of 25% growth last year.  First quarter 2008 oil production was 15,700 barrels compared to 11,900 barrels last year.  Natural gas production fell 26% to 392 MMcf (million cubic feet) compared to last year’s record of 528 MMcf.  Total production, denominated in equivalent natural gas units, fell to 486 MMcfe (million cubic feet of gas-equivalent) compared to a record 599 MMcfe last year.  Natural gas accounted for 81% of the company’s first quarter 2008 production.

James T. Huffman, President, stated, “While we are achieving the vast majority of our goals, we have not yet arrested the production decline caused by two exceptionally high rate discoveries which are depleting at a rapid rate.  Flush production from those discoveries caused prior year production to increase 21%.  However, because the wells are highly permeable, their production rates declined sharply resulting in most of their reserves being produced in a short period of time.  On balance that is good news because it accelerates cash flow, however, it also creates a formidable hurdle to overcome.”

“We proactively completed several gas wells this quarter that we thought would significantly arrest, or turn around, the production decline,” Huffman said.  “Although two of the wells looked excellent on electric logs, they are not performing up to our expectations due to water and limited reservoir size.  We have several new wells coming on line in the second quarter and we have scheduled high potential drilling for South Texas which, if successful, will have a very significant impact on our production.”

Huffman further stated, “Our oil drilling yielded good results in the first quarter 2008, and we are very pleased with the substantial growth in oil production.  Our Central Kansas drilling project continues to show promising results and several of our Oklahoma oil projects continue to yield success.  We are expanding our position in the Central Kansas oil play, and we are working on several new oil projects in Oklahoma.”

PRODUCT PRICE REALIZATIONS SIGNIFICANTLY IMPROVED

Net wellhead natural gas prices for the first quarter increased 15% to $6.08 per Mcf compared to $5.28 last year.  Hedging transactions increased wellhead prices $2.16 per Mcf.  By comparison, hedging transactions increased wellhead prices $.75 per Mcf last year.  As a result, the company’s total natural gas price realizations increased 37% to $8.24 per Mcf compared to $6.03 last year.  Wellhead oil prices increased 66% to $86.39 per barrel compared to $52.06 last year.  There were no oil hedging transactions.

At January 31, 2008, hedge positions for production months after first quarter-end totaled 1,420 MMBtu covering the production months of February 2008 though October 2009.  Subsequent to quarter-end, the company entered into additional hedge contracts covering 620 MMBtu for the production months of October 2008 through October 2009.  In the aggregate, these hedges are intended to cover the company’s estimated future production for the applicable months hedged as follows:  Spring, Summer and Fall of 2008 approximately 85%; Winter 2008/2009 approximately 50%; and Spring, Summer and Fall of 2009 approximately 30%.  The average monthly hedge prices (NYMEX basis) range from an average of approximately $8.40 for the Spring, Summer and Fall months of 2008 and 2009 to an average of approximately $9.80 for the Winter months of 2008/2009.

All open hedge contracts are indexed to the NYMEX.  Average prices in the company’s primary market are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE

A SOLID FOUNDATION FOR GROWTH

Capital spending for the first quarter totaled $2,844,000.  At January 31, 2008, working capital was $12,643,000, a 34% increase over last year.  Total assets were $56,126,000 including cash and short-term investments of $12,013,000.  Stockholders’ equity was a record $42,728,000.  The company’s only long-term debt is $163,000 related to an exclusive license obligation.

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Contact:         James T. Huffman

                        President

                                      or

                        David E. Dennis

                        Chief Financial Officer

                        303-297-2200

Website:        www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions, as well as Texas, Kansas and Louisiana.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.

EBITDA is not a GAAP measure of operating performance.  The company uses this non-GAAP performance measure primarily to compare its performance with other companies in the industry that make a similar disclosure.  The company believes that this performance measure may also be useful to investors for the same purpose.  Investors should not consider this measure in isolation or as a substitute for operating income or any other measure for determining the company’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation between EBITDA and net income is provided in the table below:

	For The Quarter Ended January 31,
	2008	2007
RECONCILIATION OF EBITDA:
Net Income	$1,801,000	$1,364,000
Add Back:
Interest Expense	1,000	6,000
Income Tax Expense	736,000	536,000
Depreciation, Depletion and Amortization Expense	853,000	958,000
EBITDA	$3,391,000	$2,864,000

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(table follows)

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

	Quarter Ended	Quarter Ended
	January 31,	January 31,
	2008	2007
Condensed Operating Information

Revenue:
Oil and Gas Sales	$4,580,000	$3,808,000
Investment Income (Loss) and Other	(5,000)	247,000
	4,575,000	4,055,000

Expenses:
Oil and Gas Production	852,000	913,000
Depreciation, Depletion and Amortization	853,000	958,000
General and Administrative	332,000	278,000
Interest	1,000	6,000
	2,038,000	2,155,000

Income Before Income Taxes	2,537,000	1,900,000

Income Taxes	(736,000)	(536,000)

Net Income	$1,801,000	$1,364,000

Basic Income Per share	$.19	$.15

Diluted Income Per Share	$.19	$.15

Weighted average number of shares of Common Stock and dilutive securities:
Basic	9,295,000	9,261,000

Diluted	9,392,000	9,387,000

	January 31, 2008	October 31, 2007
Condensed Balance Sheet Information

Cash and Short-Term Investments	$12,013,000	$13,668,000
Other Current Assets	3,185,000	2,747,000
Oil and Gas Properties, Net	39,391,000	37,374,000
Exclusive License Agreement, Net	181,000	198,000
Other Assets	1,356,000	1,362,000

	$56,126,000	$55,349,000

Current Liabilities	$2,555,000	$3,904,000
Deferred Income Taxes	9,718,000	9,204,000
Exclusive License Agreement Obligation	85,000	85,000
Asset Retirement Obligations	1,040,000	1,016,000
Stockholders’ Equity	42,728,000	41,140,000

	$56,126,000	$55,349,000